Exhibit 10.1

Execution Version

AMENDMENT NO. 1

TO

INVESTMENT AGREEMENT

This AMENDMENT NO. 1 TO INVESTMENT AGREEMENT (this “Amendment”) is entered into as of June 14, 2024, by and among Resideo Technologies, Inc., a Delaware corporation (the “Company”), CD&R Channel Holdings, L.P., a Cayman Islands exempted limited partnership (the “Purchaser”), and Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership (the “CD&R Fund”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement (as such term is defined below).

WHEREAS, the Company, the Purchaser and the CD&R Fund, solely for purposes of Section 4.10 thereof, entered into that certain Investment Agreement, dated as of April 14, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Investment Agreement”);

WHEREAS, pursuant to Section 6.2 of the Investment Agreement, no amendment of any provision of the Investment Agreement shall be valid unless the same shall be in writing and signed by the parties hereto; and

WHEREAS, the parties hereto desire to amend the Investment Agreement, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

a.	Section 1.3(b)(1) of the Investment Agreement is hereby amended and restated in their entirety as follows:

“(1) the Company Board shall have taken all actions necessary to, effective immediately following the Closing and in accordance with Section 12 of the Certificate of Designations, cause each of Nathan Sleeper and John Stroup to be elected to the Company Board as permitted by Law, and the Purchaser shall have received evidence reasonably satisfactory to it of the taking of such actions (which may take the form of a written consent or minutes of the Company Board reflecting such appointments);”

b.	Clause (b) of Section 4.7 of the Investment Agreement is hereby amended and restated in its entirety as follows:

“(b) Notwithstanding Section 4.7(a), the Purchaser Parties shall not at any time (including after the end of the Lock-up Period), directly or indirectly, without the prior written consent of the majority of the Company Board excluding the Purchaser Designees, in any single transaction or series of related transactions, Transfer any of the Lock-up Shares or, solely in the case of the following clause (2), any other shares of capital stock now owned or hereafter acquired by any Purchaser Party:

(1) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement; or

(2) to any Person that is a Prohibited Transferee, other than any Transfer on the open market in reliance upon Rule 144 of the Securities Act or pursuant to a valid Registration Statement (including a Registration Statement filed pursuant to the Registration Rights Agreement).

c.	Section 4.8 of the Investment Agreement is hereby deleted in its entirety and replaced with the following:

“The Company and Purchaser acknowledge and agree that the provisions of Section 12 of the Certificate of Designations shall survive the repurchase, redemption, conversion and cancellation of the Preferred Stock and any termination or cancellation of the Certificate of Designations, and each of the Company and the Purchaser shall continue to comply with such provisions as if fully set forth at length herein following any such repurchase, redemption, conversion, cancellation or termination.”

d.	Clause (2) of Section 4.10 of the Investment Agreement is hereby amended and restated in its entirety as follows:

“(2) other than solely to effectuate the nomination and election of the Purchaser Designees pursuant to Section 12 of the Certificate of Designations, make or in any way participate or engage in any “solicitation” of “proxies” or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders (or action by written consent in lieu thereof) or initiate or make any stockholder proposal for action by the Company’s stockholders, other than with respect to the designation of any Purchaser Designees pursuant to this Agreement or the solicitation of “proxies” or consents with respect to the election of Persons nominated to be directors by the Company Board, seek election to or to place a representative on the Company Board or seek the removal of any director from the Company Board;”

e.	Section 6.12 of the Investment Agreement is hereby amended and restated in its entirety as follows:

“Section 6.12. No Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies; provided that, the Purchaser Related Parties and the Company Related Parties are express third party beneficiaries with respect to Article V, the Purchaser Parties are express third party beneficiaries of Article IV, the CD&R Group are express third party beneficiaries of Section 4.13 and the CD&R Indemnitors are express third party beneficiaries of Section 4.14.”

2. The Investment Agreement. Except as specifically amended hereby, the Investment Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. Upon and following the execution and delivery of this Amendment, any reference to the Investment Agreement shall mean the Investment Agreement as amended or modified hereby.

3. Miscellaneous. The provisions of Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.9, 6.11, and 6.15 of the Investment Agreement are hereby incorporated by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY:

RESIDEO TECHNOLOGIES, INC.

By:	/s/ John Heskett
Name: John Heskett
Title: VP, Corporate Development and Treasurer

CD&R CHANNEL HOLDINGS, L.P.

By:	CD&R Investment Associates XII, Ltd.
Its:	General Partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

CLAYTON, DUBILIER & RICE FUND XII, L.P.

By:	CD&R Associates XII, L.P., its general partner
By:	CD&R Investment Associates XII, Ltd. its general partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Amendment No. 1 to Investment Agreement]